UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported) November 29, 2007

THE TJX COMPANIES, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	1-4908	04-2207613

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

770 Cochituate Road, Framingham, MA 01701

(Address of Principal Executive Offices) (Zip Code)
(508) 390-1000

Registrant’s Telephone Number (Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On November 29, 2007, The TJX Companies, Inc. (“TJX”), Visa U.S.A. Inc. and Visa Inc. (collectively, “Visa”) and Fifth Third Bank (“Fifth Third”) entered into a settlement agreement (the “Settlement Agreement”) to resolve potential claims and other disputes among TJX, Fifth Third and Visa with respect to the potential rights and claims of U.S. Visa issuers with respect to TJX’s previously announced unauthorized computer intrusion or intrusions (collectively, the “Computer Intrusion”) during which Visa payment card account data were at risk of being stolen.
     Under the Settlement Agreement, an alternative recovery offer (the “Settlement Offer”) will be made to eligible U.S. Visa issuers who issued payment card accounts identified to Visa by Fifth Third and/or TJX on or before the date of the Settlement Agreement in response to Visa’s requests for information as to those Visa accounts that Visa considered may have been at risk from the Computer Intrusion. Eligible accounts include such of those accounts that were used to make signature-based or PIN-based transactions at TJX U.S. stores (excluding Bob’s Stores) from December 31, 2002 through September 2, 2003 or May 15, 2006 through December 18, 2006. The Settlement Offer will be made to eligible U.S. Visa issuers on December 6, 2007 and must be accepted by December 19, 2007. Visa will recommend the Settlement Offer to eligible U.S. Visa issuers.
     The Settlement Offer will provide a formulaic alternative recovery payment to accepting issuers based on the Visa Account Data Compromise Recovery (ADCR) process. TJX will fund up to a maximum of $40.9 million pre-tax in alternative recovery payments, depending on the extent of the acceptance of the Settlement Offer. The estimated costs of this settlement are already reflected in the charge related to the Computer Intrusion that TJX took in its fiscal 2008 second quarter.
     The settlement is conditioned on acceptance of the Settlement Offer by December 19, 2007 by issuers of at least 80% of the eligible accounts. TJX and Fifth Third may waive this condition. If the Settlement Offer is completed, accepting issuers, instead of exercising other recovery rights they may have under Visa and Interlink rules, will be paid their alternative recovery amount by December 27, 2007. Each accepting issuer will waive its rights to any other recovery from Visa, TJX and Fifth Third and release TJX and Fifth Third with regard to all the accepting issuer’s Visa accounts that were identified to Visa by TJX or Fifth Third Bank subsequent to the discovery of the Computer Intrusion.
     Acceptance of the Settlement Offer requires each accepting issuer to irrevocably waive the accepting issuer’s right to assert against Visa, TJX, and TJX’s acquirers, and to fully and finally release each of them from, (a) any claim or right of recovery the accepting issuer might otherwise have had in respect of any of its identified Visa accounts under the Visa and/or Interlink operating regulations with respect to the Computer Intrusion, (b) any dispute or objection the accepting issuer might otherwise be entitled to raise or make with respect to the amount, or the calculation of the amount, of its alternative recovery amount, and (c) any claim or right the accepting issuer might be entitled to assert, and any monetary recovery or other relief that the accepting issuer might be entitled to seek or receive, in any litigation or other proceeding (including, without limitation, the pending putative class action proceedings consolidated under the caption entitled In re TJX Companies Retail Security Breach Litigation), or under any other laws, rules or regulations, in connection with any injury or harm the accepting issuer may have incurred in its capacity as a Visa issuer with respect to any of its identified Visa accounts by reason of any matter, occurrence, or event pertaining to the Computer Intrusion.
     Under the Settlement Agreement, Visa will suspend pending but not yet imposed fines on Fifth Third, has restored TJX’s credit and debit card interchange fee rates on an accelerated basis, has agreed that it will at a minimum rescind an egregious violation fine and will not impose or collect further fines on or from any TJX U.S. acquirers or assert any claim against them arising from the Computer Intrusion or TJX’s alleged non-

compliance with Visa’s data security requirements on or before the date of the Settlement Agreement. Visa has agreed to offer to TJX’s acquiring bank the right for TJX to participate in at least one pilot program of an appropriate security-related payment card technology, if any, that Visa introduces or makes available for piloting by any merchants in TJX’s class within the United States during the 24 month period following the date of the Settlement Agreement. TJX has agreed that, upon Visa’s request, TJX will serve on at least four occasions during the 24 month period following the date of the Settlement Agreement as a spokesperson in support of the goals of the Payment Card Industry Data Security Standards and the security of payment card information.
     TJX, Visa, and Fifth Third have agreed not to initiate any litigation prior to July 1, 2008 against each other with respect to compliance claim rulings by Visa that may be filed by a U.S. Visa issuer that is not an accepting issuer under the Settlement Agreement with respect to U.S.-acquired transactions related to the Computer Intrusion and to negotiate in good faith prior to initiating such litigation.
     The description of the Settlement Agreement set forth above is qualified in its entirety by reference to the actual terms of the Settlement Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
(d)	Exhibits

Exhibit 10.1	Settlement Agreement among The TJX Companies, Inc., Visa U.S.A. Inc. and Visa Inc. and Fifth Third Bank, dated November 29, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TJX COMPANIES, INC.
/s/ Donald G. Campbell
Donald G. Campbell
Vice Chairman

Dated: November 29, 2007

EXHIBIT INDEX

Exhibit
Number	Description
Exhibit 10.1	Settlement Agreement among The TJX Companies, Visa U.S.A. Inc. and Visa Inc. and Fifth Third Bank, dated November 29, 2007.